Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Velvet Rope Special Events, Inc.:

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated October 7, 2008, except Note 4, of which the date was December 15, 2008, relating to the balance sheets of Velvet Rope Special Events, Inc. (the “Company”) as of June 30, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for the fiscal  years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

January 16, 2009